                                                                    EXHIBIT 99.1


(ACUITYBRANDS LOGO)                                    Acuity Brands, Inc.
                                                       1170 Peachtree Street, NE
                                                       Suite 2400
                                                       Atlanta, GA 30309

                                                       Tel: 404 853 1400
                                                       Fax: 404 853 1440

                                                       AcuityBrands.com

COMPANY CONTACT:
KAREN HOLCOM
ACUITY BRANDS, INC.
(404) 853-1437


                              ACUITY BRANDS REPORTS
                     FISCAL YEAR 2004 FIRST QUARTER RESULTS



ATLANTA, DECEMBER 18, 2003 - Acuity Brands, Inc. (NYSE: AYI) announced today that net income for the first quarter of fiscal 2004 was $12.9 million, or $0.30 per diluted share, compared to $10.5 million, or $0.25 per diluted share, reported in the year-ago period. This represents an increase in net income and diluted earnings per share of approximately 22.9 percent and 20.0 percent, respectively. In addition, total debt outstanding increased modestly to $449.8 million at November 30, 2003 from $445.8 million at August 31, 2003.

Net sales for the quarter ended November 30, 2003 were $517.5 million compared to $505.2 million reported in the year-ago period, an increase of $12.3 million, or 2.4 percent. The growth in net sales, which occurred in both of the Company's segments, was due primarily to greater shipments to the home improvement and retail channels. Overall, consolidated gross profit margins advanced to 41.5 percent of net sales in the first quarter of fiscal 2004 from 41.0 percent reported in the year-ago period due primarily to improvements in pricing, the mix of products sold, and the impact of initiatives to reduce product cost,



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partially offset by higher raw material costs and expenses associated with the consolidation of certain manufacturing facilities at Acuity Brands Lighting
(ABL). Consolidated operating expenses increased slightly to 36.0 percent of net sales in the first quarter of fiscal 2004 compared to 35.8 percent of net sales in the similar period one year earlier. The increase was due primarily to higher corporate expenses more fully described below, partially offset by the impact of programs to reduce operating expenses and improve efficiencies. Consolidated operating profit of $28.6 million was $2.3 million higher in the first quarter of fiscal 2004 compared to the year-ago period due primarily to higher sales and greater gross profit margin, partially offset by the increased operating expenses. Consolidated operating profit margins were 5.5 percent of net sales in the first quarter of fiscal 2004 compared to 5.2 percent reported in the year-ago period. The 22.9 percent growth in net income in the first quarter of fiscal 2004 compared to the similar period in 2003 was due primarily to the increase in operating profit as noted above, a gain recognized on the sale of a small product line at Acuity Specialty Products (ASP), and lower interest expense due to less debt outstanding during the current period.

First Quarter Segment and Corporate Overview

Net sales at Acuity Brands Lighting in the first quarter of fiscal 2004 were $391.0 million compared to $382.7 million reported in the year-ago period, an increase of $8.3 million, or 2.2 percent. The increase in net sales at ABL was due primarily to greater shipments of products to the home improvement channel. While net sales increased in the current quarter, incoming orders remained soft reflecting



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continued weak economic conditions, particularly in the commercial and industrial construction channel. This, along with process improvement initiatives to reduce order cycle times and shorten lead times to customers, resulted in a modestly lower backlog at November 30, 2003. The backlog at ABL decreased $12.8 million, or 9.4 percent, to $123.3 million at November 30, 2003 from August 31, 2003. Operating profit at Acuity Brands Lighting improved $1.8 million to $27.9 million in the first quarter of fiscal 2004 from $26.1 million reported in the same period in the prior year. Operating profit margins improved to 7.1 percent from 6.8 percent due primarily to a favorable product mix, better pricing, and benefits from initiatives to reduce product costs and contain expenses.

Net sales at Acuity Specialty Products in the first quarter of fiscal 2004 were $126.5 million compared to $122.6 million reported in the year-ago period, an increase of $3.9 million, or 3.2 percent. The increase in net sales was due primarily to greater shipments through the retail channel and to institutional and industrial customers in key domestic and international markets. Operating profit at ASP for the first quarter of fiscal 2004 doubled to $7.4 million from $3.7 million reported in the year-ago period. Operating profit margins advanced to 5.9 percent from 3.0 percent. The improvement in operating profit and margin was due primarily to the higher sales noted above, the impact of previously announced price increases, lower product costs, and the reduction of costs associated with product introductions and logistics programs in the prior year.



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Corporate expenses were $6.7 million in the first quarter of fiscal 2004 compared to $3.5 million in the year-ago period. The increase was due primarily to greater expense for company-wide restricted stock incentives and other share-price based programs, reflecting the 33 percent appreciation in the Company's share price in the current quarter. Corporate expenses also included investments to facilitate compliance with the rules promulgated under the Sarbanes-Oxley Act. Net interest expense decreased $1.1 million to $8.7 million in the first quarter of fiscal 2004 compared to $9.8 million reported in the year-ago period due to a reduction in outstanding debt, partially offset by a higher weighted-average interest rate.

The Company anticipated adopting certain provisions of Statement of Financial Accounting Standards No. 148 in the first quarter of fiscal 2004, which would have required stock options to be expensed. In light of recent public communications from the Financial Accounting Standards Board, the Company has elected to delay the recognition of expense related to stock options until the final standard is promulgated. The recognition of stock option expense was projected to reduce earnings in fiscal 2004 by approximately $0.02 per share for each quarter beginning with the second quarter.

Outlook

James S. Balloun, Chairman, President, and Chief Executive Officer of Acuity Brands, said, "Our first quarter results, which modestly exceeded our expectations, reflected the positive impact of initiatives to improve the performance of our business units in the face of continued softness in key



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markets, especially non-residential construction. Numerous programs to reduce costs, enhance productivity, and further expand our product offerings and brands through a variety of channels contributed to improved results. Overall, these efforts allowed us to improve our gross profit margins while experiencing cost increases for certain raw materials and employee related programs, as well as to fund key initiatives to improve our selling effectiveness and supply chain. Also, during the quarter, we were able to generate more cash flow than anticipated to essentially maintain our debt level while paying our quarterly dividend and expanding our investment in each segment.

"I am pleased with our progress to make each segment a stronger and more competitive organization in spite of continued weak demand and overcapacity in key markets. We continue to find innovative ways to more effectively serve customers, introduce new products, and expand our access to new markets. These efforts and other initiatives designed to improve pricing, reduce product costs, and improve productivity are all having a positive impact on our profit margins. Our goal continues to be to generate higher margins to fund product innovations and to build greater customer service capabilities while providing enhanced returns for our shareholders. While these efforts, including programs to rationalize our manufacturing network at ABL and improve our information technology capabilities, are not without short-term costs, we anticipate that they will allow us to continue to create greater value for our customers and our shareholders.



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"We are optimistic about the long-term potential of our Company. However, we remain cautious about our near-term results due to the continued softness in demand and uncertainties that exist in our key markets, particularly non-residential construction. While it appears that certain sectors of the economy are showing signs of renewed growth and some economists are again calling for a rebound in portions of the non-residential construction market in calendar 2004, we have yet to see or benefit from such a rebound. Therefore, we anticipate that the second quarter of our fiscal year, which is historically the weakest for the Company, will be very challenging. Further, as indicated in our most recent Form 10-K, we still expect earnings for the first half of 2004 to approximate those reported in the same period in 2003. Adjusting for the previously mentioned delay in accounting for stock option expense, we expect full year earnings for fiscal 2004 to be in the range of $1.31 to $1.51 per share. Lastly, as we have previously indicated, the Company's debt balance at the end of the second quarter may increase up to ten percent from August 31, 2003 due primarily to the timing of certain expenses and capital spending associated with the consolidation of the manufacturing network at ABL. Outstanding debt is then expected to decline by the end of fiscal 2004 to approximately $400 million."

Conference Call and Board News

As previously announced, the Company will host a conference call to discuss first quarter results on December 18, 2003 at 4:00 p.m. EST. Interested parties may listen to this call live today or hear a replay until January 8, 2004 at the Company's Web site: www.acuitybrands.com.



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The Board of Directors will hold its regular quarterly meeting on December 18,
2003.

Acuity Brands, Inc., with fiscal year 2003 net sales of over $2.0 billion, is comprised of Acuity Brands Lighting and Acuity Specialty Products. Acuity Brands Lighting is a world leader in lighting fixtures and includes brands such as Lithonia Lighting(R), Holophane(R), Peerless(R), Hydrel(R), American Electric Lighting(R), and Gotham(R). Acuity Specialty Products is a leading provider of specialty chemicals and includes brands such as Zep(R), Enforcer(R), and Selig Industries(TM). Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 11,400 people and has operations throughout North America and in Europe and Asia.

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Consequently, actual results may differ materially from those indicated by the forward-looking statements. Statements made herein that may be considered forward-looking include statements concerning: (a) future net sales and earnings (including the timing of future net sales and earnings within fiscal 2004); (b) expected changes in total indebtedness (including the timing of the changes in total indebtedness); (c) the impact of continued softness in demand and uncertainty in the Company's key markets, particularly non-residential construction, on near-term results; and (d) the impact of the Company's efforts, including programs to rationalize the manufacturing network



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at ABL and improve its information technology capabilities, on value for its customers and shareholders.

A variety of risks and uncertainties could cause the Company's actual results to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties include without limitation the following: (a) the uncertainty of general business and economic conditions, including the potential for a more severe slowdown in non-residential construction and other industrial markets, changes in interest rates, and fluctuations in commodity and raw material prices or foreign currency rates; (b) the Company's ability to realize the anticipated benefits of initiatives expected to reduce costs, improve profits, enhance customer service, increase manufacturing efficiency, reduce debt, and expand product offerings and brands in the market through a variety of channels; (c) the risk that the Company will be unable to execute its various initiatives within expected time frames; (d) unexpected developments in the Company's legal and environmental matters; and (e) the other risk factors more fully described in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on October 31, 2003.



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                               ACUITY BRANDS, INC.
             CONDENSED CONSOLIDATED STATEMENT OF INCOME (Unaudited)

                                                                             THREE MONTHS ENDED NOVEMBER 30
                                                                -------------------------------------------------------
                                                                         NET SALES             OPERATING PROFIT (LOSS)
(Amounts in thousands, except per-share data)                       2003           2002           2003          2002
                                                                ----------     ----------     ----------    -----------
ABL                                                             $  391,027     $  382,658     $   27,911    $   26,067
ASP                                                                126,511        122,568          7,409         3,671
                                                                ----------     ----------     ----------    ----------
                                                                $  517,538     $  505,226         35,320        29,738
                                                                ==========     ==========
Corporate                                                                                         (6,722)       (3,456)
Other income (expense), net (1)                                                                      302          (118)
Interest expense, net                                                                             (8,717)       (9,774)
                                                                                              ----------    ----------
Income before taxes                                                                               20,183        16,390
Income taxes                                                                                       7,266         5,900
                                                                                              ----------    ----------
Net income                                                                                    $   12,917    $   10,490
                                                                                              ==========    ==========
Earnings per Share:
Basic earnings per share                                                                      $      .31    $      .25
Basic weighted-average shares outstanding during period                                           41,581        41,391
Diluted earnings per share                                                                    $      .30    $      .25
Diluted weighted-average shares outstanding during period                                         42,594        41,432


(1) Other income (expense), net consists primarily of gains or losses related to the sale of assets and foreign currency gains or losses.

                               ACUITY BRANDS, INC.

                CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

                                    NOVEMBER 30   AUGUST 31
(Dollar amounts in thousands)          2003          2003
                                    -----------  -----------
ASSETS
Current Assets
 Cash and short-term investments    $    13,056  $    16,053
 Receivables, net                       308,926      302,276
 Inventories, net                       202,377      188,799
 Other current assets                    54,166       51,424
                                    -----------  -----------
  Total Current Assets                  578,525      558,552

Property, Plant, and Equipment, net     220,302      222,558
Other Assets                            506,355      507,109
                                    -----------  -----------
 Total Assets                       $ 1,305,182  $ 1,288,219
                                    ===========  ===========





                                               NOVEMBER 30   AUGUST 31
                                                   2003         2003
                                               -----------  -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
 Short-term debt                               $    58,398  $    54,339
 Accounts payable                                  153,562      165,656
 Accrued salaries, commissions, and bonuses         49,896       49,217
 Other accrued liabilities                          97,962       90,239
                                               -----------  -----------
  Total Current Liabilities                        359,818      359,451

Long-Term Debt, less current maturities            391,356      391,469
Other Long-Term Liabilities                        132,188      129,005
Stockholders' Equity                               421,820      408,294
                                               -----------  -----------
 Total Liabilities and Stockholders' Equity    $ 1,305,182  $ 1,288,219
                                               ===========  ===========
Current Ratio                                          1.6          1.6
  Percent of Debt to Total Capitalization             51.6%        52.2%


                  CONDENSED CONSOLIDATED CASH FLOWS (Unaudited)

                                          THREE MONTHS ENDED
                                              NOVEMBER 30
                                     ------------------------------
(Amounts in thousands)                  2003                2002
                                     ---------           ----------
CASH PROVIDED BY (USED FOR):
Operations-
 Net income                          $  12,917           $  10,490
 Depreciation and amortization          11,373              11,766
 Other operating activities            (20,473)             (8,141)
                                     ---------           ---------
  Cash Provided by Operations            3,817              14,115
                                     =========           =========
Investing-
 Capital expenditures                   (9,881)             (7,257)
 Sale of assets                          4,017                 375
                                     ---------           ---------
  Cash Used for Investing            $  (5,864)          $  (6,882)
                                     =========           =========


                                   THREE MONTHS ENDED
                                       NOVEMBER 30
                                 -------------------------
                                   2003            2002
                                 ---------      ----------
CASH PROVIDED BY (USED FOR):
Financing-
 Debt                            $  3,930       $     736
 Dividends                         (6,265)         (6,216)
 Other financing activities           964             439
                                 --------       ---------
  Cash Used for Financing          (1,371)         (5,041)
                                 ========       =========
Effect of Exchange Rate on Cash       421            (212)
                                 --------       ---------
Net Change in Cash                 (2,997)          1,980
Cash at Beginning of Period        16,053           2,694
                                 --------       ---------
Cash at End of Period            $ 13,056       $   4,674
                                 ========       =========